SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Bulldog Investors General Partnership
Attn: Phillip Goldstein
Park 80 West
250 Pehle Ave, Ste 708
Saddle Brook, NJ 07663
Phone: 201 556-0092
Fax: 201 556-0097

Check the appropriate box:
Preliminary Proxy Statement [x]
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

Imperial Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors General Partnership
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required [x].

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials [].

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing [].

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:


DEMAND FOR A SPECIAL MEETING OF SHAREHOLDERS OF IMPERIAL HOLDINGS, INC.

Bulldog Investors General Partnership ("BIGP") is sending this solicitation statement and the enclosed GREEN authorization card to demand a special meeting to shareholders of Imperial Holdings, Inc. ("Imperial") of record as of April 16, 2012, (a date we arbitrarily selected), to vote on the following matters:

1.	To amend the bylaws to increase the number of directors from seven to twelve.

2.	If Proposal 1 is adopted, to elect five directors to fill the vacancies thereby created.

3.	To amend the bylaws to clarify that a breach of fiduciary duty by a director, officer, or employee shall include support for any action intended to impede, frustrate or delay a shareholder vote on any matter in which such person has a personal interest.

4.	To amend the bylaws to clarify that, subject only to any limitations under the law or contained in the Articles of Incorporation, Imperial will not indemnify any director, officer, or employee that has breached his or her fiduciary duty.

This authorization statement and the enclosed GREEN authorization card are first being sent to shareholders on or about April --, 2012.

REASONS FOR THE SOLICITATION
The independent directors do not have a meaningful ownership stake in Imperial. They have not responded with specificity to questions about the costs or status of the internal investigation commenced after September 27, 2011 when Imperial was served with a search warrant issued by a Magistrate Judge for the U.S. District Court in the Southern District of Florida. (Please refer to Imperial's public filings at www.sec.gov for additional information.)

On November 14, 2011, Imperial filed Form 10-Q for the third quarter of 2011 in which it stated that the 2012 Annual Meeting of Shareholders would be held on Thursday, May 17, 2012. On March 19, 2012, Imperial announced that the 2012 Annual Meeting would be postponed indefinitely. The effect of this postponement is to extend the terms of the incumbent directors indefinitely. Opportunity Partners L.P., an affiliate of BIGP, recently filed a special proceeding in state court in Florida to compel Imperial to hold its annual meeting but Imperial has asserted in a court filing that it cannot and need not have an annual meeting until its internal investigation is complete and it has filed its annual report for 2011, which could be delayed for months or years. BIGP is soliciting your authorization to demand a special meeting because, in the event that the court does not order Imperial to hold an annual meeting soon, we believe that such a postponement of the annual meeting is contrary to shareholder democracy and that it is important to afford shareholders an opportunity to express their views in an open forum and to vote on the aforementioned matters as soon as possible.
If, as a result of this solicitation, a special meeting is held, we intend to solicit proxies to adopt the proposals enumerated above and to elect directors to fill the vacancies thereby created. Our proxy soliciting material will set forth in full the reasons for electing our nominees.

HOW AUTHORIZATION CARDS WILL BE PRESENTED
If you return a GREEN authorization card to us, your shares will be aggregated with those of all other shareholders that return an authorization card. According to Imperial's bylaws, a special meeting of stockholders must be held if requested by stockholders owning at least 50% of all outstanding (currently 21,202,614) shares. You may revoke your authorization by delivering a written revocation to us at any time. However, if and when we have received unrevoked authorization cards from stockholders owning at least 50% of all outstanding shares, we intend to promptly deliver them to Imperial which is then required to call a special meeting. Please note that your authorization card does not authorize us to vote your shares at any meeting.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

The following matters will be considered at the special meeting:

PROPOSAL 1: Section 4.1 of the bylaws shall be amended to (a) delete the following sentence: "Initially, the Board shall be comprised of seven (7) directors; and (b) replace it with the following sentence: "The Board shall be comprised of twelve (12) directors."

PROPOSAL 2: To elect five directors if Proposal 1 is adopted.

At the special meeting, Opportunity Partners L.P., an affiliate of BIGP and a shareholder of Imperial intends to nominate the persons named below for election as a Director. There are no arrangements or understandings between BIGP or any affiliate of BIGP and any nominee in connection with the nomination nor do we know of any material conflicts of interest that would prevent him from acting in the best interests of Imperial.

Phillip Goldstein (born 1945); Park 80 West, Plaza Two, Park 80 West,
250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663. Since 1992,
Mr. Goldstein has been a principal of the general partner and investment advisor of several investment partnerships in the Bulldog Investors group of private funds and that are general partners of BIGP. He is a director of the following companies: Mexico Equity and Income Fund, Brantley Capital Corporation, ASA Ltd., Special Opportunities Fund, and Korea Equity Fund since 2010. Since 2009, he has been a principal of Brooklyn Capital Management, the investment adviser to Special Opportunities Fund.

Andrew Dakos (born 1966); Park 80 West, Plaza Two, Park 80 West,
250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663. Since 2005, Mr. Dakos has been a principal of the general partner and investment advisor of several investment partnerships in the Bulldog Investors group of private funds and that are general partners of BIGP. He is a director of the following companies: Mexico Equity and Income Fund, Brantley Capital Corporation, and Special Opportunities Fund. Since 2009, he has been a principal of Brooklyn Capital Management, the investment adviser to Special Opportunities Fund.

Gerald Hellerman (born 1937); 5431 NW 21st Avenue, Boca Raton, FL 33496. Mr. Hellerman owns and has served as managing director of Hellerman Associates, a financial and corporate consulting firm, since the firm's inception in 1993. Mr. Hellerman currently serves as a director, chief financial officer and chief compliance officer for Mexico Equity and Income Fund and Special Opportunities Fund, and as a director of MVC Capital and Brantley Capital Corporation. Mr. Hellerman also serves as a director of Ironsides Partners Opportunity Offshore Fund Ltd.
He was previously a director of AirNet Systems, Inc., the Old Mutual registered hedge fund complex, Innovative Clinical Solutions, Ltd.
and TM Entertainment and Media, Inc.

James Chadwick (born 1973); c/o Special Opportunities Fund, Inc., 615 East Michigan Street, Milwaukee, WI 53202. Managing Director of Main Street Investment Partners, LLC (private equity firm); Managing Director of Opus Partners, LLC (private equity firm), June 2010 - April 2011; Managing Director of Harlingwood Equity Partners LP, March 2009 - June 2010; Managing Partner of Chadwick Capital Management, January 2006 - December 2008.

Richard Dayan (born 1943); 485 7th Ave., Suite 501, New York,
NY 10018; Mr. Dayan has served for twenty years as the President and owner of Cactus Trading, an importer and exporter of clothing and accessories ; Mr. Dayan formerly served for fifteen years as controller for Biltmore Textiles, a major textile company. Prior to that, he was an auditor for a public accounting firm.

A group comprised of clients advised by affiliates of Mr. Goldstein and Andrew Dakos beneficially owns 1,375,965 shares of Imperial, all of which were purchased since November 2011. In addition, Mr. Hellerman and his wife respectively own 3,500 and 2,000 shares and Mr. Dayan owns 10,000 shares.

PROPOSAL 3: To adopt the following bylaw: "It shall be a breach of fiduciary duty by any director, officer, or employee to support any action intended to impede, frustrate or delay a shareholder vote on a matter in which such person has a personal interest. This bylaw may only be amended or rescinded by the shareholders."

PROPOSAL 4: To adopt the following bylaw: "A breach of fiduciary duty shall be cause for removal. Notwithstanding any provision to the contrary, the corporation shall not, subject only to any limitations under the law or contained in the Articles of Incorporation, indemnify any current or former director, officer, or employee that has breached his or her fiduciary duty. This bylaw may only be amended or rescinded by the shareholders."

THE SOLICITATION

We intend to solicit authorization cards via mail, telephone and via the internet. Our solicitation materials are available on the following web site: http://www.bulldoginvestorstenderoffer.com/. Persons affiliated with or employed by BIGP or its affiliates may assist us in the solicitation of authorization cards. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this solicitation statement and the enclosed GREEN authorization card to the beneficial owners of common shares for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we will bear all of the expenses related to this solicitation. Because we believe that all shareholders will benefit from this solicitation, we intend to seek reimbursement of our expenses from Imperial. Shareholders will not be asked to vote on the reimbursement of these expenses, which we estimate will total $25,000.

PARTICIPANTS

Only BIGP and the aforementioned nominees are participants in this solicitation. The address of BIGP is Park 80 West, Plaza Two,
250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663. No participant or associate of any participant in his solicitation is or has been a party to any contract, arrangements or understanding with any person with respect to any securities of Imperial or has any arrangement or understanding with any person with respect to future employment by Imperial or any of its affiliates or to any future transactions to which Imperial or any of its affiliates will or may be a party.

BULLDOG INVESTORS LITIGATION
On October 17, 2007 the Massachusetts Secretary of State issued an "obey the law" injunction and fined Bulldog Investors, Messrs. Phillip Goldstein, Andrew Dakos and Steven Samuels and certain related parties $25,000 for operating a publicly accessible website containing information about certain unregistered investments and sending an e-mail about such investments to a Massachusetts resident who requested it. On April 5, 2012, President Obama signed the JOBS Act which makes it legal for privately held investment companies like Bulldog Investors to operate a publicly accessible interactive website provided, as is the policy of Bulldog Investors, sales are limited to accredited investors.

SIGNIFICANT SHAREHOLDERS

According to SEC filings, each of the following shareholders has reported that it owns at least 5% of the outstanding shares of Imperial:

Bulldog Investors 				1,375,965 shares
Discovery Capital Management, LLC	     1,750,000 shares
Wellington Management Company, LLP	     1,751,997 shares
Nantahala Capital Management, LLC	     2,032,248 shares
Candlewood Investment Group, LP 		     2,018,750 shares

April --, 2012





AUTHORIZATION CARD

The undersigned shareholder hereby authorizes Phillip Goldstein and Andrew Dakos to submit a demand that a special meeting of stockholders of Imperial Holdings, Inc. be held as soon as possible to vote on the following matters:

1.	To amend the bylaws to increase the number of directors from seven to twelve.

2.	If proposal 1 is adopted, to elect five directors to fill the vacancies thereby created.

3.	To amend the bylaws to clarify that a breach of fiduciary duty by a director, officer, or employee shall include support for any action intended to impede, frustrate or delay a shareholder vote on any matter in which such person has a personal interest.

4.	To amend the bylaws to clarify that Imperial will not, subject only to any limitations under the law or contained in the Articles of Incorporation, indemnify any director, officer, or employee that has breached his or her fiduciary duty.

Please sign and date below. The undersigned hereby acknowledges receipt of the solicitation statement dated April --, 2012 of Bulldog Investors General Partnership.



SIGNATURE (s)_________________________________     Dated: _______________